CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AMG Funds I of our reports dated December 23, 2024, relating to the financial statements and financial highlights of AMG Frontier Small Cap Growth Fund, AMG GW&K Core Bond ESG Fund, AMG River Road Large Cap Value Select Fund, AMG Veritas China Fund and AMG Veritas Global Focus Fund, which appear in AMG Funds I’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2024. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 28, 2025